EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

For Immediate Release

PROLONG INTERNATIONAL CORPORATION REPORTS

SECOND QUARTER 2004 RESULTS

Irvine, CA., August 13, 2004 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the second quarter ended June 30, 2004.

The Company reported a net loss of $513,000 or $(0.02) per diluted share on net sales of $2.3 million compared to a net loss of $579,000 or $(0.02) per diluted share, on net sales of $2.0 million in the same period a year ago. The net loss for the second quarter included a $200,000 non-cash expense related to an impairment charge against intangible assets. The net loss for the second quarter ended June 30, 2003 included a $300,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset.

Gross profit was $1.5 million, or 66.2% of net sales, compared to $1.3 million, or 64.3% of net sales in the second quarter of 2003. The increase in gross margins was attributable mainly to a shift in product mix. Selling and marketing expenses for the quarter were $1,058,000, or 45.9% of net sales, compared to $958,000, or 47.1% of net sales, for the comparable period a year ago. General and administrative expenses were $832,000, or 36.1% of net sales, compared to $629,000, or 30.9% of net sales, for the comparable period a year ago.

For the six months ended June 30, 2004, the Company reported a net loss of $1,022,000, including a $113,000 non-cash expense related to increasing the tax asset reserve account and a $200,000 non-cash expense related to an impairment charge against intangible assets, or $(0.03) per diluted share, on sales of $4.6 million, compared to a net loss of $767,000, or $(0.03) per diluted share, on sales of $4.2 million for the same period in 2003. Net revenues increased by $381,000 in the first six months of 2004 as compared to the same period in 2003.

Elton Alderman, the Company’s President and CEO said, “I am pleased to see that net revenue for the second quarter of 2004 exceeded net revenue for the second quarter of 2003 by $271,000 and I am also pleased by the fact that gross profit margins improved to over 66% of sales. These are key financial drivers for the Company and a positive sign. The Company has been spending marketing funds producing and test airing a new infomercial, developing international distribution channels, improving product formulas and running TV spot ads. In addition, the Company’s general and administrative expenses over the past six months have been higher than anticipated due to professional fees incurred in connection with a registration statement filed with the Securities and Exchange Commission in the first quarter of 2004.” Mr. Alderman further stated that “We are moving in the right direction. We have a committed team of professional business people who believe in the Prolong brand and come to work every day committed to helping the Company grow and prosper.”

Prolong International Corporation, a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

PROLONG INTERNATIONAL CORPORATION

Consolidated Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004 (unaudited)	2003 (As Restated) (unaudited)	2004 (unaudited)	2003 (As Restated) (unaudited)
Net sales	$2,304,421	$2,033,852	$4,603,643	$4,221,913
Cost of sales	778,932	725,304	1,584,593	1,477,171

Gross profit	1,525,489	1,308,548	3,019,050	2,744,742

Selling and marketing expenses	1,057,573	958,057	2,122,004	1,814,660
General and administrative expenses	832,462	629,276	1,589,656	1,370,585
Impairment charge	200,000	—	200,000	—
Other (expenses) income, net	51,860	(413)	(16,687)	(26,420)

(Loss) before provision for income taxes	(512,686)	(279,198)	(909,297)	(466,923)
Provision for income taxes	—	300,000	113,000	300,000

Net (loss)	$(512,686)	$(579,198)	$(1,022,297)	$(766,923)

Net (loss) per common share:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.03)

Diluted	$(0.02)	$(0.02)	$(0.03)	$(0.03)

Weighted average common shares:
Basic shares outstanding	29,897,304	29,789,598	29,862,833	29,789,598

Diluted shares outstanding	29,897,304	29,789,598	29,862,833	29,789,598

Consolidated Condensed Balance Sheets

	June 30, 2004 (unaudited)	December 31, 2003 audited
Assets:
Cash and cash equivalents	$250,854	$1,700,666
Accounts receivable, net	1,587,687	1,019,052
Inventories, net	844,296	604,498
Other current assets	927,374	855,148

Total current assets	3,610,211	4,179,364

Property and equipment, net	191,413	234,768
Trademarks and intangible assets	2,800,000	3,000,000
Goodwill	2,523,302	2,523,302
Other assets	1,455,149	1,649,884

Total assets	$10,580,075	$11,587,318

Liabilities and stockholders’ equity:
Accounts payable	$1,081,918	$826,475
Accrued expenses and other current liabilities	1,584,751	1,911,017
Line of credit	1,037,632	737,564

Total current liabilities	3,704,301	3,475,056

Deferred gain, noncurrent	327,800	437,066
Notes payable, noncurrent	1,640,948	1,756,998

Total stockholders’ equity	4,907,026	5,918,198

Total liabilities and stockholders’ equity	$10,580,075	$11,587,318